FOSTER WHEELER PROVIDES UPDATED EARNINGS GUIDANCE AND SUMMARY OF 2013 SHARE REPURCHASE ACTIVITY

ZUG, SWITZERLAND, April 23, 2013 -- Foster Wheeler AG (Nasdaq: FWLT) announced today that it expects its 2013 full-year financial results to be unfavorably affected by two factors that, in aggregate, will likely impact the full-year diluted earnings per share by approximately $0.11. This impact will be reflected in the company’s first-quarter 2013 diluted earnings per share, which are expected to be approximately $0.12, or $0.14 on an adjusted basis excluding asbestos-related provisions, which are expected to be $0.02 per diluted share.

The items are 1) mark-to-market losses on currency transactions amounting to approximately $0.07 per diluted share, and 2) an additional non-cash impairment charge relating to the Camden, New Jersey, waste-to-energy facility amounting to about $0.04 per diluted share.

The losses on currency transactions resulting from mark-to-market adjustments are due principally to the decline in the value of the British pound in relation to the US dollar as of the close of the first quarter of 2013. The estimates of such impacts on 2013 financial results are based on currency exchange rates in effect at the end of March 2013; future changes in exchange rates could affect the company’s financial results.

As a result of these unfavorable items, Foster Wheeler now expects its 2013 adjusted diluted earnings per share to be flat to moderately below the company’s 2012 adjusted diluted earnings per share of $1.54 (as detailed in the table below).

The company reaffirmed its previous full-year guidance regarding scope revenues, EBITDA margins on scope revenues and EBITDA for its two business groups. That guidance was issued on March 1, 2013.

The company has invested $100 million to purchase its shares from January 2013 through April 2013.

The company plans to report its financial results for the first quarter of 2013 on May 2.

Reconciliation of Diluted Earnings per Share for the Twelve Months Ending December 31, 2012

Diluted earnings per share
As adjusted	$1.54
Net asbestos-related provision	(0.27)
As reported	$1.27

Foster Wheeler AG is a global engineering and construction company and power equipment supplier delivering technically advanced, reliable facilities and equipment. The company employs approximately 13,000 talented professionals with specialized expertise dedicated to serving its clients through one of its two primary business groups. The company’s Global Engineering and Construction Group designs and constructs leading-edge processing facilities for the upstream oil and gas, LNG and gas-to-liquids, refining, chemicals and petrochemicals, power, mining and metals, environmental, pharmaceuticals, biotechnology and healthcare industries. The company’s Global Power Group is a world leader in combustion and steam generation technology that designs, manufactures and erects steam generating and auxiliary equipment for power stations and industrial facilities and also provides a wide range of aftermarket services. The company is based in Zug, Switzerland, and its operational headquarters office is in Reading, United Kingdom. For more information about Foster Wheeler, please visit our Web site at www.fwc.com.

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Safe Harbor Statement

Foster Wheeler AG news releases may contain forward-looking statements that are based on management’s assumptions, expectations and projections about the Company and the various industries within which the Company operates. These include statements regarding the Company’s expectations about revenues (including as expressed by its backlog), its liquidity, the outcome of litigation and legal proceedings and recoveries from customers for claims and the costs of current and future asbestos claims and the amount and timing of related insurance recoveries. Such forward-looking statements by their nature involve a degree of risk and uncertainty. The Company cautions that a variety of factors, including but not limited to the factors described in the Company’s most recent Annual Report on Form 10-K, which was filed with the U.S. Securities and Exchange Commission, and the following, could cause the Company’s business conditions and results to differ materially from what is contained in forward-looking statements: benefits, effects or results of the Company’s redomestication to Switzerland, benefits, effects or results of the Company’s strategic renewal initiative, further deterioration in global economic conditions, changes in investment by the oil and gas, oil refining, chemical/petrochemical and power generation industries, changes in the financial condition of its customers, changes in regulatory environments, changes in project design or schedules, contract cancellations, the changes in estimates made by the Company of costs to complete projects, changes in trade, monetary and fiscal policies worldwide, compliance with laws and regulations relating to the Company’s global operations, currency fluctuations, war, terrorist attacks and/or natural disasters affecting facilities either owned by the Company or where equipment or services are or may be provided by the Company, interruptions to shipping lanes or other methods of transit, outcomes of pending and future litigation, including litigation regarding the Company’s liability for damages and insurance coverage for asbestos exposure, protection and validity of the Company’s patents and other intellectual property rights, increasing global competition, compliance with its debt covenants, recoverability of claims against the Company’s customers and others by the Company and claims by third parties against the Company, and changes in estimates used in its critical accounting policies. Other factors and assumptions not identified above were also involved in the formation of these forward-looking statements and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. Most of these factors are difficult to predict accurately and are generally beyond the Company’s control. You should consider the areas of risk described above in connection with any forward-looking statements that may be made by the Company. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures the Company makes in proxy statements, quarterly reports on Form 10-Q, annual reports on Form 10-K and current reports on Form 8-K filed or furnished with the Securities and Exchange Commission.

Media Contact:	Julie Stanisz	908 730-4047	julie_stanisz@fwc.com

Investor Relations	Scott Lamb	908 730-4155	scott_lamb@fwc.com

Other Inquiries		908 730-4000	fw@fwc.com